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                      SEARLE. . .
                  THE RIGHT MOVE



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    SEARLE. . .THE RIGHT MOVE


CONTENTS
    G.D. Searle Real Estate Co..........................p. 2
    Sale of Former Residence ...........................p. 2
    Marketing Assistance................................p. 3
    Guaranteed Offer....................................p. 3
    Amended Value ......................................p. 4
    Equity Advances.....................................p. 4
    Home Maintenance....................................p. 4
    Relocation Expense Budget Payment...................p. 5
    Homefinding ........................................p. 5
    Home Purchase.......................................p. 6
    For Renters.........................................p. 6
    Shipment of Household Goods.........................p. 7
    Transporting Family.................................p. 8
    Tax Assistance .....................................p. 8
    Expense Reports Handling............................p. 8
    Benefit At A Glance.................................p. 9





    This handbook is designed to guide an employee in managing the relocation process as set forth by SEARLE Corporate Relocation Policy. It does not constitute a contract of employment. Policy administration will be consistent with all Federal tax laws as regulated by the Internal Revenue Service. Relocation policy is administered solely for the benefit of SEARLE full-time, exempt employees who are asked to relocate by the Company.

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      SEARLE. . .THE RIGHT MOVE


      The decision to relocate is never a simple one. Coordinating the elements of a relocation is a complex and challenging process.
      Searle provides you with a comprehensive relocation benefit that is designed to reduce the process to simplicity. Further supporting you is a dedicated, professional, relocation staff whose experience will prove invaluable to you in managing your move. This handbook will guide you through the various features of your relocation benefit. You may direct any questions to your Relocation Administrator at Searle. Our aim is to make your transition from community to community as smooth and problem free as possible. A move with Searle is. . .The Right Move.


REAL ESTATE ASSISTANCE

G. D. SEARLE REAL ESTATE COMPANY

      Real estate assistance is provided to our relocating employees through a unique subsidiary of Searle. The real estate subsidiary operates as a corporate brokerage of referrals to the real estate community. If you are selling a home as a result of your move and/or you are planning to purchase a home in your new location, you must contact us BEFORE you talk with a Realtor. We work on a national basis with excellent real estate companies and would be happy to recommend a professional agent to you. If you do not require a recommendation, simply tell us the name and telephone number of the Realtor you wish to work with, and we'll get the process started for you.

SALE OF FORMER RESIDENCE

      If you own a home now, its sale will be one of your primary considerations. Our specialized Relocation Staff works with people on the move every day, so we understand the concern you may have about dealing with the complexities of selling your home.

      Preparing your home for showings, selecting the best listing agent, and implementing a focused, marketing strategy should be your first priority.

      While it remains your responsibility to sell your home, Searle's relocation benefit provides you with a comprehensive homesale program to assist you.

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      SEARLE. . .THE RIGHT MOVE


MARKETING ASSISTANCE

      The first component of your homesale program is professional assistance in listing and marketing your home. Choosing the most qualified listing agent can be compared to interviewing candidates for employment. It should be an objective process based on a Realtor's past performance, knowledge of your local market, compatibility with your work style, and willingness to work harder than usual to sell your home for you.

      A Relocation Counselor will manage the Realtor interview and selection process for you. Even if you have predetermined the Realtor you'd like to use, it is recommended that you interview at least one other Realtor to be sure.

      Your Relocation Counselor will review detailed marketing information about your home that the Realtors provide to formulate a marketing strategy for you. Recommendations will be given to you regarding a realistic list price and how best to prepare your home for showings.

      Your Counselor will monitor your agent's performance, give you feedback on showings, and help you negotiate offers.

      The overriding objective of the marketing assistance program is to give you specialized guidance in selling your home for the most money possible while minimizing cost for Searle in avoiding the expense of acquiring your property.

      You are required to list your home in order to qualify for the guaranteed offer component of the homesale program.

GUARANTEED OFFER

      The second component of the homesale program is a "guaranteed offer" to purchase your home if your marketing efforts are unsuccessful. You must have actively listed your home for no less than two weeks to qualify for initiation of these services through our provider, Coldwell Banker Relocation Services (CBRS).

      CBRS is in the third party equity business. They provide the service of buying transferees' homes on behalf of corporations at a price determined by independent appraisals. They share our mutual goal of helping you sell your home for the most money possible.

      A "Relocation Counselor" at CBRS will work with you to coordinate the appraisal process that will formulate your guarantee. You will choose independent fee appraisers who will evaluate your home and predict its most probable sales price based on comparable market data and current market conditions. Two appraisals are ordered, and providing they are within acceptable guidelines (no more than 5% apart), they are averaged to determine your guaranteed offer. You have sixty (60) days to consider the offer and may accept it at any time. Once you do, CBRS will distribute your equity based on your contract and vacate date. CBRS then assumes responsibility for the resale on behalf of Searle.

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      SEARLE. . .THE RIGHT MOVE


AMENDED VALUE

      If you are able to obtain a sale through your marketing efforts, CBRS will "amend" their offer to match your sales price once they are sure that any contingencies will likely be met. You will receive your equity based on your sales price and can move to your new location free of further financial responsibility for your home, or the inconvenience of dealing with the details of closing. If something unforeseen happens to the sale and it doesn't close, your guarantee is unaffected. You have essentially "sold" the house to CBRS at the higher, sales price.

      The real estate commission and normal Seller's costs associated with your sale will be paid by Searle on your behalf.

EQUITY ADVANCES

      CBRS can provide an early equity advance to you while you are marketing your home if you require funds for purchase of your new residence. Up to 90% of your equity in your old home based on the appraised price can be advanced to you interest-free for this purpose. Contact your Relocation Counselor at CBRS if you need to request an advance.

HOME MAINTENANCE

      Should the timing of closing on your new home overlap with ownership of your old home, this feature of the benefit protects you from paying duplicate expenses for up to a period of three months. Mortgage interest, real estate taxes, the cost to maintain (lawn care, utilities, etc.) and the cost to insure your former home will be reimbursed to you during the period of duplication.

      This means that with the availability of equity advances through CBRS, you may close on your new home without discontinuing your efforts to market your old home for the maximum price.

      As a result you have a great deal of flexibility in utilizing the program to your benefit.

TOGETHER. . .

      All aspects of the homesale program combined allow you the opportunity to aggressively test the market with professional guidance while retaining the assurances of a guaranteed offer. The guarantee represents Searle's commitment to you to purchase your home at the appraised price for a period of up to sixty days. With the safety net of your guaranteed offer firmly in place you will have powerful leverage to negotiate the highest price possible with potential buyers.

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      SEARLE. . .THE RIGHT MOVE


      If you sell your home and the contract contains terms that preclude CBRS' involvement, or reject the guaranteed offer and subsequently secure a sale, the costs to sell your home will be directly reimbursed to you. Such costs would include:

      [ ] Licensed real estate broker's commission in accordance with local custom

      [ ] Advertising expense on sale of home if sale is not handled by broker

      [ ] Unavoidable expense resulting from mortgage cancellation penalties

      [ ] State and local transfer taxes

      [ ] Attorney's fee for closing the sale

      [ ] Tax stamps

      [ ] Title policy fee or legal fee for title guarantee

      [ ] Abstract fees

      [ ] Survey of lot

      Your Relocation Administrator can offer you further guidance in this area.

      The real estate assistance your Relocation benefit provides presents you with many options in coordinating your move. The Relocation staff will help you select the best options and make The Right Move with Searle.

EXPENSE BUDGET PAYMENT

      You will be provided a payment of $20,000.00 to manage expenses involved with homefinding trips, temporary living and other miscellaneous relocation expenses. You are not required to account for your use of the expense budget payment. If your expense control efforts result in partial use of the allowance, the remainder is yours to keep. The expense budget payment will be distributed through the payroll system and the applicable Federal and State taxes will be withheld.

HOMEFINDING

      One of your first visits to your new hometown will probably be a homefinding expedition. Ideally you should know the sales price of your former home before committing to purchase a new home. If your home has not yet sold, or you have not received your guaranteed offer, and wish to contract on a new home, make any offers contingent on the sale of your former home to protect yourself from buying beyond your means.

      The staff in the Relocation Department will contact a Realtor to work with you in finding a new home. Even if you have a preference for a real estate company or agent, you must allow your Searle Relocation Administrator to call the agent on your behalf.

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      SEARLE. . .THE RIGHT MOVE


HOME PURCHASE

      If you are a homeowner in your old location, the Company will assist you in covering expenses to purchase a home in your new location. These expenses would include:

      [ ] Costs to finance the new home, up to 2% of the borrowed amount, to cover points or loan origination fees

      [ ] State and local transfer taxes

      [ ] Attorney's fee for closing the sale, including any fee for recording of the deed

      [ ] Tax stamps

      [ ] Title policy fee or legal fee for title insurance

      [ ] Survey of lot

      [ ] Abstract fee

      [ ] Loan application fee

      [ ] Appraisal fee

      [ ] Home inspection costs

      We have preferred relationships with several mortgage providers, and will be happy to provide you with their names.

      Within days of making loan application to finance your new home, you will be provided a statement estimating your closing costs by your lender. This statement is generally referred to as the "Good Faith Estimate of Closing Costs". The Relocation Department can advance against the expenses covered by the relocation policy upon receipt of a copy of this statement. Please allow sufficient processing time to be sure you have your money in time for your closing. Once your closing is complete, submit a copy of your final closing statement to reconcile the advance.

FOR RENTERS

      If you currently rent your home, there may be a penalty associated with the cancellation of your lease. The Relocation Benefit provides for reimbursement to you of reasonable expenses related to lease cancellation.

      Ask your landlord to provide you with a receipt for the payment of the penalty, and simply submit it to the Relocation Department along with a completed Relocation Expense Voucher.

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      SEARLE. . .THE RIGHT MOVE


SHIPMENT OF HOUSEHOLD GOODS

      If you can point your finger, you can pack and move with Searle. The Company provides you with a full service move through a carefully selected van-line. Full service includes packing, crating, appliance service, van transportation, unpacking and insurance.

      Insurance is provided for your goods at replacement value. It is recommended that you do not ship items of unusual worth or irreplaceable nature.

      Appliance service will be provided for you through the carrier if needed. This would include disconnection at your old home and reconnection at destination. Be sure the mover is aware of your needs so this can be coordinated with your moving service.

      One car will be shipped along with the household goods shipment and mileage expenses at the prevailing corporate mileage rate will be reimbursed to drive a second car to your new location. Shipment will not be made of items commonly disallowed by the carrier such as:

      [ ] Perishable plants and food

      [ ] Combustible items

      [ ] Articles whose contents could cause damage to other articles in the shipment (i.e. paint, caustic substances, cleaning fluid, etc.)

      Additionally the policy will not cover:

      [ ] In transit pickups

      [ ] Alterations to carpets and drapes

      [ ] Cleaning of old or new residence

      [ ] Shipment of horses, livestock, pets, boats, tractors, airplanes, antennas and construction materials

      [ ] Shipment of hobby or recreational equipment of unusual weight, bulk or value (i.e. above-ground swimming pools, rock gardens, large playground equipment, etc.)

      If storage becomes a consideration in your move, the Company will pay storage charges for up to sixty (60) days. Ultimate delivery out of storage is also paid for by the Company.

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      SEARLE. . .THE RIGHT MOVE


TRANSPORTING FAMILY

      One round trip is provided for you to accomplish your move to the new location. Transportation charges are paid for each of your family members to travel to your new home. If you decide to drive rather than fly on your final trip, mileage reimbursement will be made for the most direct route at the corporate mileage rate. Meals and lodging expenses en route will be reimbursed if you drive at least 350 miles daily.

      Hotel and meals charges are also covered for you and your family during the packing process, if applicable.

TAX ASSISTANCE

      The Internal Revenue Service requires that certain relocation expenses which are either reimbursed to you or paid by Searle on your behalf, be reported as gross income in the year in which the relocation activity occurred.

      The Company will provide tax protection, based on your earnings, for the incremental Federal and State tax increase resulting from the addition of relocation expenses to your income. No tax protection is provided when it is reasonable to assume that the expense may be claimed as a deduction. Any tax liability resulting from automobile or bonus buy-outs will be your responsibility.

      Should you leave the Company in a year where relocation expenses have been paid, any tax liability resulting from the addition of these expenses to your earnings will be your responsibility.

      Itemization of these expenses will be provided to you via Internal Revenue Service Form #4782 to aid in the computation of taxes. The Company offers no interpretation of the IRS regulations applicable to your expenses. You should consult your personal tax advisor regarding these issues.

EXPENSE REPORTS

      All relocation expenses will be reimbursed to you after receipt and review of a completed Relocation Expense Voucher. Attach all original receipts and submit to the Relocation Department. If you are making interim business trips for the company while relocating, be sure to keep these receipts separate to submit as regular business expenses. If you are doubtful about the categorization of any expense, contact your Relocation Administrator.

LAST BUT NOT LEAST

      Whether this is your first or a consecutive move, we hope to make it your best. You and SEARLE are a great combination.

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      SEARLE. . .THE RIGHT MOVE


YOUR RELOCATION BENEFIT AT A GLANCE

      [ ] Real estate referral network nationwide

      [ ] Marketing Assistance Program

      [ ] Guaranteed offer to purchase your old residence

      [ ] Duplicate Home Maintenance Costs

      [ ] Relocation Expense Budget Payment for Homefinding,
          Temporary Living and Miscellaneous Expenses

      [ ] New Home Closing Costs

      [ ] Reimbursement of Lease Cancellation Penalty for Renters

      [ ] Shipment of Household Goods

      [ ] One round trip for you to transport family, one one-way for each family member to move to your new home

      [ ] Storage charges paid for up to sixty days

      [ ] Tax Assistance for taxable relocation expenses

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